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                           February 15, 2023

       Hector Ruiz
       General Counsel
       Canoo Inc.
       19951 Mariner Avenue
       Torrance, California 90503

                                                        Re: Canoo Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed on February
10, 2023
                                                            File No. 333-269695

       Dear Hector Ruiz:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing